EXHIBIT 10.4

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Amendment”), dated this 19 day of July, 2021, is by and between West Glen Development I, LLC, a Minnesota limited liability company (“Landlord”) and Celcuity, Inc, a Delaware corporation (“Tenant”), and amends that certain Commercial Lease agreement dated the 28th day of September, 2017, and amended by that certain First Amendment to Lease dated July 28, 2020 (together the Commercial Lease and First Amendment shall be referred to as the “Lease Agreement”) by and between Landlord and Tenant with respect to that certain building located at 16305 – 36th Avenue North, the City of Plymouth, Hennepin County, Minnesota. Unless otherwise indicated, the terms defined in the Lease Agreement shall have the same meanings when used herein.

WHEREAS, the parties agreed to extend the Term of the Lease Agreement pursuant to Section 45 of the Lease Agreement, except for the Base Rent adjustment as provided herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree that:

1. TERM. The Term of the Lease will be extended for one (1) year to terminate on April 30, 2023, unless sooner terminated in accordance with the provisions of the Lease Agreement.

2. BASE RENT. The monthly installments of Base Rent payable for the Premises during the Term are as follows:

Months	Price Per Square Foot	Monthly
May 1, 2022- April 30, 2023	$12.52	$17,019.89

3. SECTION 45 OF LEASE AGREEMENT. Section 45 of the Lease Agreement, Option to Extend Term, shall be deleted and replaced with the following:

A. Subject to the provisions of Article 45B below and provided this Lease Agreement or Tenant’s right of possession hereunder has not been earlier terminated, Tenant shall have the right to extend the Term of the Lease Agreement as to all, but not less than all, of the Premises then being leased hereunder, for one additional period of one (1) year beginning immediately following the end of the Term (the “Extended Term”) subject to the following terms and conditions:

(i) Tenant shall give written notice to Landlord of the exercise of Tenant’s right to extend the Term of this Lease Agreement no later than nine (9) months prior to the commencement of the Extended Term, time being of the essence (the “Renewal Notice”). If no such Renewal Notice is timely given, this Lease Agreement shall terminate as of the end of the initial Term;

(ii) Tenant shall not be in default under this Lease Agreement beyond the passage of any applicable period of cure, grace or notice at the time of giving the Renewal Notice or at any time thereafter to and including the commencement of the Extended Term; and

(iii) The extension of the Term hereunder for the Extended Term shall be on the same terms and conditions as are applicable to the initial Term;

provided, however, (i) Tenant shall have no further right to extend the Term of this Lease Agreement, and (ii) the Base Rent payable by Tenant to Landlord in monthly installments during the Extended Term shall be as follows:

Months	Price Per Square Foot	Monthly
May 1, 2023 to April 30, 2024	$12.77	$17,359.75

B. It is acknowledged and agreed by the parties that the right of Tenant (hereafter the “Original Tenant”) to extend the Term of this Lease Agreement under Article 45A above is personal to Original Tenant. and should said Original Tenant either assign this Lease Agreement or sublet all or any part of the Premises to any person or entity other than to an Affiliate of said Original Tenant, Article 45A above shall automatically become null and void and of no further force or effect.

4. POSSESSION. Tenant acknowledges and agrees that the Premises and Tenant Improvements have been delivered to Tenant by Landlord in the condition required by the Lease Agreement and Tenant has accepted possession of the Premises in such condition.

5. “AS IS.” Tenant accepts the Premises as is, where is, and without any warranty or representation, express or implied, or arising by operation of law, including, but in no way limited to, any warranty of quantity, quality, condition, habitability, merchantability, suitability or fitness for a particular purpose.

6. Brokerage. With regard to Section 41 of the Lease, each of the parties represents and warrants that there are no Leasing Commissions due in connection with this Amendment, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, reasonable attorneys fees incurred in connection therewith.

Except as otherwise stated herein, all of the remaining terms and conditions of the Lease Agreement shall continue to be unchanged, in full force and effect.

Landlord:	West Glen Development I, LLC
A Minnesota limited liability company

Date: July 22, 2021	By:	/s/ Mark Shulstad, Attorney in Fact for Brad Moen
Bradley L. Moen, Vice President

Date: July 22, 2021	By:	/s/ Michael J. Leuer
Michael J. Leuer, Governor

Tenant:	Celcuity, Inc.
A Delaware corporation

Date: July 19, 2021	By:	/s/ Brian F. Sullivan
	Name:	Brian F. Sullivan
	Its:	Chief Executive Officer

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